NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the ‘Exchange’ or the ‘NYSE’) hereby notifies the Securities and Exchange Commission (the ‘Commission’) of its intention to remove the entire class of American Depositary Shares (each representing two Class A ordinary shares) (the ‘ADSs’) of Ambow Education Holding Ltd. (the ‘Company’) from listing and registration on the Exchange at the opening of business on October 17, 2014, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. The Company became a late filer when it failed to file its annual report on Form 20-F for the fiscal year ended December 31, 2013 (the ‘2012 Form 20-F’) by its May 15, 2013 due date. Pursuant to Section 802.01E of the NYSE Listed Company Manual (the ‘Manual’), the Company was granted a maximum twelve month extension period to file the 2012 Form 20-F. As of May 15, 2014, the maximum deadline permissible under Section 802.01E, the Company had still not filed the 2012 Form 20-F. Accordingly, the Exchange is required to suspend and delist the ADSs. NYSE Regulation also notes that the Company did not timely file with the Commission its annual report on Form 20-F for the fiscal year ended December 31, 2013. 1. Section 802.01E of the Manual provides that if a company fails to timely file its annual report (Forms 10-K, 10-KSB, 20-F, 40-F or N-CSR) with the Commission, the Exchange may deem it necessary or appropriate in the public interest or for the protection of investors to immediately suspend trading in such company’s securities. 2. Because the Company failed to file the 2012 Form 20-F by the maximum deadline permitted under Section 802.01E of the Manual, on May 16, 2014, NYSE Regulation determined that the ADSs should be suspended from trading before the opening of the trading session on May 19, 2014. NYSE Regulation directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. The Company was notified verbally on May 14, 2014 and by letter on May 16, 2014. 3. Pursuant to the above authorization, a press release was issued on May 16, 2014, and an announcement was made on the ‘ticker’ of the Exchange at the close of the trading session on May 16, 2014 of the proposed suspension of trading in the ADSs. Similar information was included on the Exchange’s website. Trading in the ADSs on the Exchange was suspended before the opening of the trading session on May 19, 2014. 4. The Company had a right to appeal to the Committee for Review (the ‘Committee’) of the Board of Directors of NYSE Regulation the determination to delist the ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On May 30, 2014 the Exchange received a letter from the Company to request a hearing before the Committee concerning NYSE Regulation’s determination, in accordance with Section 804.00 of the Manual. The hearing was held on September 9, 2014. 5. On September 23, 2014, the Committee issued a decision that affirmed the determination of NYSE Regulation to delist the ADSs. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.